Exhibit 99.1
From: FHLBank Atlanta
Date: September 27, 2019
To: FHLBank Atlanta Shareholders
Subject: Important Update: FHLBank System Regulator Provides LIBOR Transition Guidance

[FHLBank Atlanta Logo]
Update on LIBOR Transition
The financial markets are preparing for the expected phase-out of the London Interbank Offered Rate (LIBOR) by the end of 2021.
As part of this transition, the Federal Housing Finance Agency (FHFA) recently issued a supervisory letter to all Federal Home Loan Banks (FHLBanks). The FHFA, which regulates the FHLBanks, has required that by March 31, 2020, the FHLBanks cease entering into new LIBOR referenced instruments with maturities beyond December 31, 2021. This change may impact certain FHLBank Atlanta products with a LIBOR component, such as Adjustable Rate Credit advances, Convertible advances, and Floating-to-Fixed advances, as described in our Member Products and Services Guide.

The FHFA has also directed the FHLBanks to update their pledged collateral certification reporting requirements by March 31, 2020 in an effort to encourage members to distinguish LIBOR-linked collateral maturing past December 31, 2021.
The full letter from the FHFA is available for your reference at [link to letter].

The 11 FHLBanks are participating in industry-wide efforts to facilitate an orderly transition to an alternative reference rate. Each FHLBank has developed a multi-year plan to reduce its LIBOR exposures over time. FHLBank Atlanta has also created replacement language for the confirmation of advances and taken steps to ensure that you, our shareholders, are as prepared as possible. A series of articles designed to help you prepare for the LIBOR transition is available through the Resource Center on our website.

We will provide you with ongoing updates as new information and resources become available. If you have questions regarding this communication or would like more details on the LIBOR transition, please call the Funding Desk at 1.800.536.9650, extension 8011.